SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

February 10, 2005

NETFRAN DEVELOPMENT CORP.

(Exact Name of Registrant as Specified in Charter)

Florida	0-50051	65-0983277
(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

8000 Towers Crescent Drive, Suite 1220
Vienna, VA 22182

(Address of principal executive offices) (Zip Code)

(703) 918-2430

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 4, 2005, Mr. Elliot Krasnow and Mr. Robert Steinberg each resigned as a member of the Board of Directors. These resignations were contemplated by the Share Exchange Agreement dated December 29, 2004, as amended January 20, 2005 (the “Acquisition Agreement”) between us and Ariel Way, Inc. (“Ariel Way”). There were no disagreements between us and any of our former Directors.

On February 4, 2005, Mr. Arne Dunhem and Mr. Anand Kumar, the remaining Directors, agreed to increase the size of our Board of Directors to seven Directors and announced the appointment of four Directors to fill the resulting vacancies on the Board. One Directorship remains vacant at this time. Our press release announcing the appointment of Mr. Dunhem and Mr. Kumar is set forth as Exhibit 99.1.

The new Directors are:

Dr. Lloyd Griffiths, who is an independent member of our Board of Directors and will serve as chairman of our compensation committee and as a member of our audit committee, governance committee and financing and M&A committee;

Mr. Todd W. Rowley, who is an independent director and will serve as chairman of the audit committee and as a member of our compensation committee, governance committee and financing and M&A committee;

Mr. Leif Carlsson, who is an independent director and will serve as chairman of the governance committee and as a member of our compensation committee, audit committee, financing and M&A committee; and

Mr. Bob Bova, who is the President of our Enfotec, Inc. subsidiary. .

The election increases the number of directors to six and the number of independent directors to three. The new members were all unanimously elected by the Directors serving immediately prior to their election. Our Board of Directors is now comprised of the persons who comprised the Board of Directors of Ariel Way immediately prior to the effective time of the share exchange contemplated by the Acquisition Agreement. There are no reportable events described under Item 404(a) of Regulation S-K with respect to any of the new Directors.

In connection with the appointment to our Board of Directors each of Dr. Griffiths, Mr. Rowley and Mr. Carlsson, as independent members of the Board of Directors, received 310,097 options of shares of Netfran common stock. These shares represented the conversion of options previously granted to each Director to purchase 185,000 shares of Ariel Way common stock in accordance with the terms of the Acquisition Agreement. The options vested in full at the effective time under the Acquisition Agreement and have an exercise price of $0.075 per share. The options expire on the fifth anniversary of the date of grant. In addition to stock options, during calendar year 2005, we will pay to each of Dr. Griffiths, Mr. Rowley and Mr. Carlsson $500 in cash and options to purchase 8,381 shares of our common stock as compensation for each Board of Directors meeting they attend. The options will vest in full at the time of grant and have an exercise price equal to the then current market price of our common stock. The Board of Directors will review and determine compensation arrangements for subsequent years.

Mr. Bob Bova is a member of the Netfran management team and as such will not receive any special compensation for participating in meetings with the Board of Directors.

Our press release announcing the appointment of Dr. Griffiths as a Director is set forth as Exhibit 99.2.

A biographical overview of each of the new Directors follows:

Mr. Todd W. Rowley, who was elected to the Board of Directors of Netfran on February 4, 2005 and who since October 11, 2004 served as an independent Director of Ariel Way's Board, has worked for the Wachovia Corporation since 1987 having begun his career at First Virginia Bank in 1980. His most recent role is as a Senior Vice President and Senior Relationship Manager in the Metropolitan Washington region's Commercial Banking Division. Prior to that, Mr. Rowley served as a Portfolio Partner in First Union's Strategic Ventures Group that was responsible for the overall management of the institution's strategic investment portfolio. The Wachovia Corporation has since acquired First Union Bank. Mr. Rowley has earned national recognition for his work in support of small and minority businesses and regional economic development, by having been named the U.S. Small Business Administration's Financial Services Advocate of the Year for both 1993 and 1996. He was also recognized by Fairfax County, Northern VA, as its Small Business Advocate of the Year in 1992 and 1995. His financial support of small businesses that seek to complete exporting transactions has also earned him Preferred and Level A lending status from the Export-Import Bank of the United States. This designation is awarded to less than 0.1 percent of all U.S. export lenders. A native of southeastern Michigan, Mr. Rowley has lived and worked in the Metropolitan Washington, D.C. region for over 22 years. He holds a bachelors degree in business administration and speech communications from Adrian College, a graduate degree in banking finance from the Stonier Graduate School of Banking at the University of Delaware and a Master of Business Administration degree with honors from Virginia Polytechnic Institute's R.B. Pamplin College of Business. Mr. Rowley serves on the advisory boards of Virginia Polytechnic Institute, "Virginia Tech", George Mason University, and the Metropolitan Washington Regional Information/High Technology Project. Mr. Rowley also serves on the board of directors for the Northern Virginia Technology Council, the National Association of Workforce Boards, the Boy Scouts of America, the Northern Virginia Workforce Investment Board, Leadership Fairfax Inc., REGION, the Metropolitan Washington Alzheimer's Association, the National Kidney Foundation - Capital Area, the Northern Virginia Community College Education Foundation, and the Fairfax County Superintendent's Advisory Board; and is an active member of Leadership Charlotte.

Dr. Lloyd Griffiths, who was elected to the Board of Directors of Netfran on February 4, 2005 and who since October 3, 2004 served as an independent Director of Ariel Way's Board, was named Dean of the School of IT & Engineering at George Mason University in July, 1997. In that position, he oversees approximately 4,200 engineering students, 2,100 of which are undergraduates enrolled in a total of six undergraduate majors. The School has about 1,800 Masters and 300 Ph.D. students. The great majority of students in the IT&E School are employed in local IT industries throughout the year. Many of them, including undergraduates, are working full time. They are combining experience and knowledge gained from their work environment with their in-class education at George Mason University. Several of these students are entrepreneurs or working in early-stage companies. The School of IT & Engineering consists of 150 faculty and 30 staff with an annual budget of $28M. It has the largest graduate program at George Mason University and leads the University in its level of research expenditures. Since joining the School in 1997, Dr. Griffiths has overseen a doubling of both the undergraduate enrollment and total School research expenditures. The School now leads the University in research expenditures and has the largest graduate program on campus. During the same period, new undergraduate degree programs have been added in Computer Engineering and in Information Technology. New Master's degrees have been implemented in Computer Engineering, E-Commerce, Enterprise Engineering, and Information Security. Two new Ph.D. degrees were also added in Computer Science and Electrical and Computer Engineering. Prior to joining George Mason University, Dr. Griffiths was Chair of the Electrical and Computer Engineering Department at the University of Colorado in Boulder, CO. His administrative experience also includes six years at the University of Southern California, CA where he held the title of Associate Dean for Research and Administration in the School of Engineering. Dr. Griffiths' undergraduate degree in Electrical Engineering was awarded by the University of Alberta in Edmonton, Canada. His M.S. and Ph.D. degrees in Electrical Engineering were awarded by Stanford University. Dr. Griffiths is a Fellow of the IEEE and has been recognized with the IEEE Browder J. Thompson prize paper award. He currently sits on the board of directors for three companies and serves on the advisory boards of several other companies. All of these organizations are privately held and several are startup ventures.

Mr. Leif T. Carlsson, who was elected to the Board of Directors of Netfran on February 4, 2005 and who since October 11, 2004 served as an independent Director of Ariel Way's Board, is a senior European executive who since 2003 has been working with Arrow Capital, a European Venture Capital firm based in Stockholm, Sweden. Mr. Carlsson has over the years been a President & CEO of a number of European corporations to include during 2001 - 2002 with Scanfood AB, currently part of Swedish Meats AB; during 1992 - 2000 with Scandic Hotels Europe AB, currently part of the global Hilton Hotel-Group; during 1990 - 1992 with FFV Aerotech AB and FFV Aerotech Ltd, currently part of the Saab-Scania Group and FL Schmidt; during 1988 - 1990 with the Kinnevik AB Group establishing Comvik Skyport/TELE2; and during 1974 - 1988 with the Nobel Industries AB, now AkzoNobel for several of their corporations. Comvik Skyport/TELE2 became in 1990 the second only private telecommunications company in Europe while telecommunications services in Europe were still dominated by government monopolies. Mr. Carlsson has been the executive for a number of companies in several different countries to include the U.S., the U.K. and Sweden and has also been on several different Board of Directors to include IAHI, International Association of Holiday Inns, Inc., and Tele8, an American telecommunications operator active in Europe. Mr. Carlsson has through his corporate career been active on a global basis and has experience in the European corporate world. With his base out of Europe and with his European experience, Mr. Carlsson will assist Ariel Way if Ariel Way proceeds with the corporate strategy to establish European and other overseas operations. Mr. Carlsson earned his M.S. degree in 1969 in Electrical Engineering from Chalmers University of Technology, Sweden and has completed several graduate studies in corporate finance, national economy and legal studies from the University of Uppsala, Sweden. Mr. Carlsson is a Swedish citizen and lives in Stockholm, Sweden.

Mr. Bob Bova, who was elected to the Board of Directors of Netfran on February 4, 2005 and who since September 30, 2004 serves as a Director of Ariel Way's Board, is also the President & CEO of Ariel Way's subsidiary Enfotec. Mr. Bova, who joined Enfotec on February 4, 2002, has over 20 years' experience in the Information Technology field, works with the engineering team to provide the open systems vision of Enfotec for the future of securing corporate data. Mr. Bova has experience working in the venture capital, entrepreneurial and analyst communities in Southern California. As a previous Director at U.S. Bank/Oliver Allen Corp., Mr. Bova started the Secure Networking Division and grew it to over $12 million in revenues within two years. He developed a worldwide scope of business and services by partnering with companies such as IBM, Memorex/Telex, HP and others. In 1997, Mr. Bova left U.S. Bank/Oliver Allen Corp. to start the ISG division, SSL Technology, at Rainbow Technologies and grew that from $0 to $37 million in revenues in just under three years. Key development relationships here included Intel, Sun Microsystems, HP, Dell, F5 and Nortel. As the Executive Vice President of Asita Technologies, Mr. Bova was responsible for developing the sales, marketing, administration, support, and finance infrastructures as well as raising $24 million in funding for the organization. In addition to developing and staffing Asita Technologies' worldwide headquarters in Irvine, California, he established the organization in the Pacific Rim, Europe and North America. In the local community of Southern California, Mr. Bova has received special commendation awards from Concept 7 Foster Family Agency, The Red Cloud Indian Society as well as captaining the local Neighborhood Watch organization in partnership with the Irvine Police Department. Mr. Bova holds an MBA in Marketing from National University and an Undergraduate degree from Syracuse University.

Item 9.01. Financial Statements and Exhibits.

(c)    Exhibits Furnished.

99.1	Press Release, dated February 9, 2005.
99.2	Press Release, dated February 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NETFRAN DEVELOPMENT CORP.

By: /s/ Arne Dunhem
Name:  Arne Dunhem
Title: President and Chief Executive Officer

Date: February 10, 2005